Exhibit 5.2

Central Pacific Financial Corp.

November 9, 2020

Central Pacific Financial Corp.

220 South King Street

Honolulu, Hawaii 96813

Ladies and Gentlemen:

I am the Chief Legal Officer of Central Pacific Financial Corp., a Hawaii corporation (the “Company”), and in such capacity I am charged with general supervisory responsibilities for the legal affairs of the Company and its wholly owned subsidiary, Central Pacific Bank, a Hawaii banking corporation. I have acted as Company counsel in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof, relating to the offering by the Company of up to $55,000,000 aggregate principal amount of the Company’s 4.75% Fixed-to-Floating Rate Subordinated Notes due 2030 (the “New Notes”), in exchange for a like principal amount of the Company’s outstanding unregistered 4.75% Fixed-to-Floating Rate Subordinated Notes due 2030 (the “Old Notes”). The New Notes will be issued pursuant to an Indenture, dated as of October 20, 2020 (the “Indenture”), between the Company and UMB Bank, N.A., as trustee (the “Trustee”).

In connection with the opinion expressed herein, I have examined copies of the following documents: (i) the Restated Articles of Incorporation of the Company; (ii) the Bylaws of the Company, as amended to date; (iii) the Registration Statement (but not, except as above stated otherwise, the Exhibits to the Registration Statement or documents incorporated by reference into the Registration Statement); (iv) the Indenture; (v) the Old Notes in global form; (vi) the form of New Notes in global form; (vii) relevant resolutions of the board of directors of the Company and committees thereof; and (viii) such other instruments, documents, and records as I have deemed necessary, relevant, or appropriate for the purposes hereof. I have also reviewed such questions of law as I have deemed necessary or appropriate.

In my examination, I have assumed the genuineness of all signatures, including endorsements; the legal capacity and competency of all natural persons; the authenticity of all documents submitted to me as originals; the conformity to original documents of all documents submitted to me as facsimile, electronic, certified, or photostatic copies; and the authenticity of the originals of such copies. In making my examination of executed documents, I have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to matters of fact relevant to the opinion expressed herein, and as to factual matters arising in connection with my examination of corporate documents, records, and other documents and writings, I have relied upon certificates and other communications of corporate officers of the Company, without further investigation as to the facts set forth therein.

Central Pacific Financial Corp.

November 9, 2020

Based upon the foregoing and subject to the qualifications and assumptions stated herein, I am of the opinion that:

1.	The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Hawaii.

2.	The Company has the requisite corporate power and authority to execute and deliver the New Notes, and both now and as of October 20, 2020 has and had such power and authority to execute and deliver the Indenture, and to perform its obligations thereunder.

3.	The New Notes have been duly authorized by the Company, and the Indenture has been duly authorized, executed and delivered by the Company.

The foregoing opinion is limited in all respects to the laws of the State of Hawaii, and I do not express any opinions as to the laws of any other jurisdiction. In rendering its opinion, Manatt, Phelps & Phillips, LLP may rely upon this opinion as to matters of the laws of the State of Hawaii addressed herein as if this opinion were addressed directly to them.

This opinion speaks only as of its date and is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. As of the date hereof, I own 16,307 shares of Company common stock and options to acquire 0 shares of Company common stock. I hereby consent to the statements with respect to me under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Glenn K.C. Ching
Glenn K.C. Ching
Chief Legal Officer

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